Exhibit 10.17

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road	3333 Beverly Road
Hoffman Estates, IL 60179	Hoffman Estates, IL 60179

July 17, 2012

William A. Powell

1905 Stormy Court #203

Schaumburg, IL 60193

Dear Will,

On behalf of Sears Hometown and Outlet Stores, Inc. (“SHO”), we are pleased to extend to you our offer to join SHO as Senior Vice President and Chief Operating Officer, reporting to Bruce Johnson, Chief Executive Officer and President of SHO. Your start date with SHO will be the effective date of the SHO spin-off (“Spin-off”). This letter serves as confirmation of our offer, contingent upon the completion of the Spin-off and subject to the additional contingencies listed below.

The key elements of your compensation package are as follows:

•	Annual Base Salary - $550,000.

•	Annual Incentive Plans

•

With respect to your participation under the Sears Holdings Corporation Annual Incentive Plan (“SHC AIP”) for the 2012 fiscal year, upon the Spin-off, your participation in the 2012 SHC AIP will transition as follows:

•

For the 1st and 2nd fiscal quarters of 2012, the portion of your target incentive award that is based on the quarterly SHC EBITDA measure (25%) will be determined based on year-to-date results. The performance at the end of these two quarters will be compared to the plan goals and if any payout has been earned, it will be paid to you by SHO under the 2012 SHO AIP in April 2013, provided that you are actively employed by SHO as of the payment date. The SHC EBITDA gate will continue to need to be attained before any payout is earned. The quarterly SHC EBITDA measure will not be a component of your 2012 annual incentive for the 3rd and 4th fiscal quarters of 2012. Instead, the 25% weighted incentive based on the quarterly SHC EBITDA measure for the 3rd and 4th fiscal quarters of 2012 will be converted to a new measure of SHO EBITDA under the 2012 SHO AIP.

•

The 75% of your target incentive that is currently based on the Hometown BOP with respect to the fiscal 2012 period prior to Spin-off, will be converted to a new measure of SHO EBITDA under the 2012 SHO AIP.

•

You will be eligible to participate in the Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan (“SHO AIP”) with an annual incentive opportunity of 75 % of your base salary. In addition to the quarterly SHC EBITDA measure explained above, the annual portion of your 2012 target incentive will be converted from a 75% weight based on the Hometown BOP to 100% SHO EBITDA upon the Spin-off. Any incentive payable under the SHO AIP with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed by SHO at the payment date.

William A. Powell

July 17, 2012

•

SHO AIP EBITDA targets and thresholds will be based on the valuation and profit conversion of combined SHC HTS and Outlet BOPs. Final 2012 AIP targets and thresholds to be approved by SHO Board of Directors.

•

Any incentive payable under the SHO AIP with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed by SHO at the payment date. Payouts will be pro-rated pending actual date of Spin-off. Further details regarding your 2012 SHO AIP target award will be provided to you following the earlier of your start date with SHO and the approval of the 2012 SHO AIP.

•	Long-Term Incentive Plans

•

Participation in the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program (“SHO LTIP”). SHO, like SHC, intends to provide annual LTIP awards to its executives. You will first become eligible to participate in a SHO LTIP starting with the 2012 SHO LTIP when finalized and approved by the Board of Directors. 2012 LTIP targets and thresholds will be based on SHO 3-year valuation and profit projections. Final 2012 LTIP targets and thresholds to be approved by SHO Board of Directors. Further details regarding your 2012 SHO LTIP target award will be provided to you following the earlier of your start date with SHO and the approval of the 2012 SHO LTIP.

•

With respect to your participation in the outstanding Sears Holdings Corporation Long-Term Incentive Programs (“SHC LTIPs”), you currently participate in the 2010 and 2011 SHC LTIPs with a target incentive percentage of 100% of base salary (at the time of the LTIP award) under each. Upon the Spin-off, your participant in these programs will transition as follows:

•

Your participation under 2010 and 2011 SHC LTIPs will be closed out as of the effective date of the Spin-off and any incentive that may become payable (as explained below) will be payable under the SHO LTIP.

•

For the 2010 SHC LTIP, performance to date from fiscal year 2010 through the 2nd fiscal quarter end of 2012 will be determined and based on year-to-date results. If any incentive has been earned, it will be payable to you by SHO in April 2013, in accordance with the terms of the SHO LTIP (which will have terms substantially similar to the SHC LTIP), as long as you are actively employed by SHO as of the payment date.

•

For the 2011 SHC LTIP, performance to date from fiscal year 2011 through the 2nd fiscal quarter end of 2012 will be determined and based on year-to-date results. If any incentive has been earned, it will be payable to you by SHO in April 2014, in accordance with the terms of the SHO LTIP (which will have terms substantially similar to the SHC LTIP), as long as you are actively employed by SHO as of the payment date.

•	Any payout of these amounts will be pro-rated based on the number of eligible days worked at SHC and SHO during the performance period for each LTIP.

William A. Powell

July 17, 2012

•	Unvested Restricted Stock and Cash Awards

•	Prior to the effective date of the Spin-Off, you received the following restricted stock (“RS”) and cash awards from SHC that are currently unvested.

Grant Date	Vest Date	RS Grant Value/Share	Shares Granted	Award Value (at grant)	Cash Rights	Cash Retention	Estimated Value ($55/share)
10/04/2010	10/04/2012	$69	1,632	$112,500	$1,516	$112,500	$ 89,760
10/04/2010	10/04/2013	$69	1,632	$112,500	$1,516	$112,500	$ 89,760
09/01/2011	09/01/2014	$59	1,921	$112,500	$1,784	$112,500	$105,655

•	Because, under their terms, these awards would forfeit upon the Spin-off, these awards will be transitioned as follows:

•

In place of the forfeited RS awards, upon the effective date of the Spin-off, you will receive an equivalent cash retention award from SHO, which will continue under the same (remaining) vesting schedule as the award it is replacing. Equivalent value will be determined based upon the market closing price of SHC shares on the day before the effective date of the Spin-off. That closing price will be multiplied by the number of shares for each award to arrive at the dollar value of the cash retention award.

•

In place of your Cash Rights (issued in connection with the Spin-off of Orchard Supply Hardware Stores Corporation), you will receive cash retention awards from SHO, equal to the same amount and subject to the same (remaining) vesting schedule as the awards they are replacing.

•	Each of these cash retention awards will be payable by SHO, provided you remain employed by SHO through the vesting date for the applicable award.

•	Executive Severance Agreement

•

Your current Executive Severance Agreement (“Agreement”) with SHC will be assigned to and assumed by SHO effective as of the Spin-off in accordance with Section 20 of the Agreement. Therefore, if post-Spin-off your employment with SHO is terminated by SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement.

William A. Powell

July 17, 2012

•	Other

•

On a fiscal year basis, you will continue to be eligible to receive four (4) weeks paid vacation. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year.

•

Upon the Spin-off, you will be eligible to participate in all retirement, health and welfare programs made available or sponsored by SHO on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

Will, we are looking forward to you joining Sears Hometown and Outlet Stores, Inc. We are excited about the important contributions you will make to this new independent, public company upon the Spin-off and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter.

Sincerely,

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

/s/ Dean Carter	/s/ Robert Riecker
Dean Carter Chief Human Resources Officer	Robert Riecker Interim Financial Officer

Enclosures

Accepted:

/s/ William A. Powell	7/19/12
William A. Powell	Date